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Exhibit 99.1

Chief Financial Officer,
Secretary & Treasurer

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	William C. McCartney
Chief Financial Officer
Telephone: (978) 688-1811
Fax: (978) 688-2976

Watts Water Technologies Announces Pricing of Class A Common Stock Offering

        North Andover, MA....December 10, 2003, Watts Water Technologies, Inc. (NYSE symbol: "WTS") announced today the pricing of a public offering of 4,000,000 shares of newly issued Class A common stock at $19.00 per share.

        J.P. Morgan Securities Inc., acted as sole book running manager for the offering with Robert W. Baird & Co. Incorporated, McDonald Investments Inc., A KeyCorp Company, Needham & Company, Inc. and Morgan Joseph & Co. Inc. acting as co-managers.

        Net proceeds from the common stock offering are expected to be approximately $71.6 million, after taking into account expenses associated with the transaction. The Company intends to use the net proceeds from the offering to fund potential acquisitions, including the $16.5 million acquisition of Flowmatic Systems, Inc., which is expected to close in January 2004, and for general corporate purposes.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The final prospectus supplement and prospectus related to the offering has been filed with the Securities and Exchange Commission, copies of which may be obtained when available from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, Level 5B, New York, New York 10081.

        Watts Water Technologies, Inc. is a supplier of products for use in the water quality, water safety, water flow control and water conservation markets in both North America and Europe.

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Watts Water Technologies Announces Pricing of Class A Common Stock Offering